Exhibit 99.1

                 Gene Logic Reports Third Quarter 2004 Results

     GAITHERSBURG, Md.--(BUSINESS WIRE)--Oct. 22, 2004--Gene Logic Inc. (NASDAQ:GLGC) today reported financial results for the third quarter and first nine months of 2004.

     Recent Highlights

     -- The Company successfully completed the purchase of the Horizon technology and an associated research team from Millennium Pharmaceuticals, Inc., for approximately $9.5 million and future funding commitments, focused on expanding Gene Logic's service portfolio into drug rescue/drug repurposing services;

     -- The Company expanded its international presence by forming Gene Logic KK, a Japan-based subsidiary focused on customer support in the Far East, and by hiring additional business development staff in Germany and the UK, focused on sales and customer support in Europe;

     -- The Company signed N.V. Organon to a comprehensive, multi-year toxicogenomics services agreement;

     -- The Company entered into a four-year contract study services agreement with the National Institute on Drug Abuse to evaluate safety and pharmacology of candidate compounds for the treatment of drug addiction.

     Revenue

     Revenue for the third quarter of 2004 decreased to $17.0 million compared to $17.7 million in the third quarter of 2003 and reflects declines in both information services and contract study services (down 2.8% and 6.3% versus the prior year, respectively). Contract study services revenues reflected the impact of a credit for future services to a single customer.
     Year-to-date total revenue increased to $55.9 million compared to $49.9 million for the prior year. Information services revenue increased 0.8% to $38.4 million. The increase in contract study services revenue of $5.7 million versus the prior year resulted from the inclusion of nine months of revenue for 2004 for the business which was acquired at the beginning of the second quarter of 2003.

     Horizon Acquisition Accounting

     On July 23, 2004, the Company announced the acquisition of the Horizon technology from Millennium for aggregate consideration of $9.5 million, plus ongoing funding commitments. During the third quarter, $9.1 million was recorded as Purchased Research and Development within Operating Expenses in the Company's Results of Operations, in accordance with current generally accepted accounting principles.

     Expenses

     Operating expenses for the third quarter, which do not include the cost of sales for the contract study services business, were $26.4 million, including the $9.1 million in expenses related to the Horizon technology acquisition referred to above. Operating expenses without the Horizon related expenses were $17.3 million, and were $1.3 million or 6.8% lower than those reported for the third quarter of 2003. This decline in operating expenses is largely due to the continuing lower database generation costs, reflecting our strategy of focusing new content generation on key areas of relevant scientific merit and interest.
     Year-to-date operating expenses, not including cost of sales for the contract study services business and excluding the Purchased Research and Development expense, were $54.0 million compared to $55.7 million in the prior year.
     Margins for our contract study services for the third quarter reflect sales to customers of $5.1 million less associated cost of sales of $6.4 million. Current quarter margins reflect the impact of a credit for future services issued to a single customer, a write-down of certain fixed assets acquired in the TherImmune acquisition and the loss of revenue from a customer that also generated a bad debt write-down. These adjustments total $1.7 million of which $1.4 million are reflected in gross margins.

     Income Tax Expense

     The income tax provision for the third quarter includes a credit for $0.8 million resulting from the enactment of a new income tax treaty between the United States and Japan. This treaty effectively eliminated withholding taxes on payments made between the countries as of July 1, 2004. The credit reflects the reversal of accruals made in anticipation of payments made prior to July 1, for which the payments were not received until the third quarter of 2004 and thus had no tax withholding.

     Net Loss

     As stated above, results for the third quarter and nine months of 2004 include a $9.1 million expense for Purchased Research and Development expense stemming from the Company's recent acquisition of the Horizon technology. Included in the results for the third quarter and nine months of 2003 is a $4.3 million non-cash write-down of one of the Company's equity investments. The net loss for the third quarter of 2004, excluding the Horizon technology expense, compared to the net loss for the third quarter of 2003, excluding the write-down of the equity investment mentioned above, improved 5.4%, or $0.3 million.
     The total net loss for the third quarter of 2004 was $14.6 million, or $0.46 per share, compared to $10.1 million, or $0.33 per share, for the third quarter last year. The 2004 year-to-date net loss was $24.5 million, or $0.78 per share, compared to $19.9 million, or $0.67 per share, for the same period in 2003.

     Backlog

     As of September 30, 2004, Gene Logic had a backlog for contract study services of approximately $19.8 million, which comprises commitments under signed task orders (or other written firm commitments), excluding any amounts thereunder recognized as revenue.

     Cash

     As of September 30, 2004, Gene Logic had approximately $106.7 million in cash, cash equivalents and marketable securities available-for-sale. The increase in cash from June 30, 2004 is primarily the result of the receipt of previously deferred payments from the Company's Japanese customers.

     Conference Call and Webcast

     Gene Logic will host a conference call and webcast to discuss these results on Friday, October 22 at 9:00 a.m. Eastern Time.

Conference Call Details:
------------------------

Dial-In:              866-761-0749 Domestic
                      617-614-2707 International

Replay Dial-In:       888-286-8010 Domestic
                      617-801-6888 International
                      Passcode: 20038707

Webcast: Please go to www.genelogic.com, Investors, within 15 minutes prior to the call and select the webcast link.

     The conference call replay will be available until 5:00 p.m. EDT on Friday, November 5, 2004. The webcast will be archived on Gene Logic's website for 30 days.

     Gene Logic Overview

     Gene Logic's mission is to be the most innovative drug development partner for pharmaceutical and biotechnology companies, with an emphasis on helping customers find and develop drugs faster and at lower cost. Gene Logic applies its unique mix of technologies, talent and methodologies to work on behalf of its partners to these companies to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. For more information, visit www.genelogic.com or call toll-free - 1-800-GENELOGIC.

     Safe Harbor Statement

     This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2003. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
     No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; risks relating to the development of genomic information services and their use by existing and potential customers and ultimate consumers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data as required under our information services contracts; our ability to continue to successfully manage growth of Gene Logic Labs' operations, including achieving optimal use of facilities and facility capacity and adequate quality of studies; our ability to comply with regulatory requirements applicable to each of our two business segments; the potentially depressive effect of sales of Gene Logic stock issued to the former TherImmune shareholders in the merger; our ability to attract and retain key employees; our continued access to necessary human and animal tissue samples; the impact of technological advances and competition; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; levels of industry research and development spending; our ability to limit losses from certain fixed price contracts for study services; our ability to provide our contract study services in a timely, efficient, effective manner; rapid technological advances that make our drug discovery and development services less competitive; and our ability to successfully develop and commercialize the Horizon technologies acquired from Millennium Pharmaceuticals. Note: Gene Logic, GeneExpress, ToxExpress and the Gene Logic logo are registered trademarks used by Gene Logic Inc.

     Financial tables follow.

                                 Gene Logic Inc.
                             Statement of Operations
                    (in thousands, except per share amounts)
                                   (Unaudited)


                               Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              -------------------- -------------------
                                2004       2003      2004      2003
                              ---------- --------- --------- ---------
Revenue:
  Information services        $  11,921  $ 12,260  $ 38,395  $ 38,073
  Contract study services         5,109     5,450    17,478    11,793
                              ---------- --------- --------- ---------
        Total revenue            17,030    17,710    55,873    49,866

Expenses:
  Cost of contract study
   services                       6,434     4,741    18,002     9,797
  Database production            10,484    12,360    34,130    38,039
  Research and development          631       540     1,350     1,601
  Selling, general and
   administrative                 6,188     5,675    18,517    16,039
  Purchased research and
   development                    9,083         -     9,083         -
                              ---------- --------- --------- ---------
        Total expenses           32,820    23,316    81,082    65,476
                              ---------- --------- --------- ---------

        Loss from operations    (15,790)   (5,606)  (25,209)  (15,610)
Interest (income), net             (367)     (327)     (985)   (1,640)
Write-down of equity
 investment                           -     4,268         -     4,268
                              ---------- --------- --------- ---------

        Net loss before
         income tax expense     (15,423)   (9,547)  (24,224)  (18,238)

Income tax expense                 (814)      564       287     1,644
                              ---------- --------- --------- ---------

        Net loss              $ (14,609) $(10,111) $(24,511) $(19,882)
                              ========== ========= ========= =========

Basic and diluted net loss
 per share                    $   (0.46) $  (0.33) $  (0.78) $  (0.67)
                              ========== ========= ========= =========

Shares used in computing
 basic and diluted net loss
 per share                       31,600    31,104    31,439    29,770
                              ========== ========= ========= =========



                                 Gene Logic Inc.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)


                                            September 30, December 31,
                                                2004         2003
                                            ------------- ------------
                                             (unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents                 $     46,513  $    48,718
  Marketable securities available-for-sale        60,155       63,105
  Accounts receivable, net                         4,741        8,484
  Unbilled services                                4,638        4,745
  Inventory, net                                   2,191        4,980
  Prepaid expenses                                 2,045        1,966
  Other current assets                             1,333        1,480
                                            ------------- ------------
        Total current assets                     121,616      133,478
Property and equipment, net                       21,646       23,911
Long-term investments                              4,239        4,239
Goodwill                                          45,707       45,707
Intangibles and other assets, net                 15,253       20,031
                                            ------------- ------------
        Total assets                        $    208,461  $   227,366
                                            ============= ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $      6,577  $     6,676
  Accrued expenses                                 4,501        6,541
  Current portion of capital lease
   obligations                                       133          124
  Current portion of long-term debt                  494          492
  Deferred revenue                                 9,228        8,630
                                            ------------- ------------
        Total current liabilities                 20,933       22,463
Deferred revenue                                   4,244        2,346
Capital lease obligations, net of current
 portion                                             239          340
Long-term debt, net of current portion               185          218
Acquired technologies payable                      3,500            -
Other noncurrent liabilities                       2,505        2,410
                                            ------------- ------------
        Total liabilities                         31,606       27,777
                                            ------------- ------------
Stockholders' equity:
  Common stock                                       317          311
  Additional paid-in capital                     385,313      383,377
  Accumulated other comprehensive income            (118)          47
  Accumulated deficit                           (208,657)    (184,146)
                                            ------------- ------------
        Total stockholders' equity               176,855      199,589
                                            ------------- ------------
        Total liabilities and stockholders'
         equity                             $    208,461  $   227,366
                                            ============= ============


     CONTACT: Gene Logic Inc.
              Investors/Media:
              Robert G. Burrows, 301-987-1824
              rburrows@genelogic.com
               or
              Investors:
              Philip L. Rohrer, Jr., 301-987-1700
              prohrer@genelogic.com